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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

WILSONS THE LEATHER EXPERTS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contacts:
Pete Michielutti	Stacy Kruse
Chief Financial Officer	Director of Finance, Treasurer
Wilsons The Leather Experts Inc.	Wilsons The Leather Experts Inc.
(763) 391-4000	(763) 391-4000

Wilsons The Leather Experts Inc. Announces April Comparable Store Sales Decrease of 3.5%

     MINNEAPOLIS — (BUSINESS WIRE) — May 6, 2004 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today reported sales of $17.9 million for the four weeks ended May 1, 2004, compared to $21.5 million for the four weeks ended May 3, 2003. Year-to-date sales have increased 2.6% to $97.8 million compared to $95.3 million for the same period last year. Sales for the month of April and the current fiscal year included approximately $0.7 million and $20.8 million, respectively, in liquidation sales resulting from the transfer of inventory to an independent liquidator in conjunction with the previously announced closing of approximately 111 stores.

     Comparable store sales decreased 3.5% for the four weeks ended May 1, 2004; this decrease compares to a 1.0% decrease in comparable store sales for the four weeks ended May 3, 2003. Year-to-date comparable stores sales have decreased 2.0% compared to flat comparable store sales for the same period last year. Comparable store sales for the month and year to date do not include sales from the stores that are being liquidated, as the liquidation sale in these stores began on January 23, 2004.

     Commenting on these results, Joel Waller, Chief Executive Officer said, “Sales in our mall-based stores have been negatively impacted by reduced levels of new and clearance merchandise. While this negatively impacted comparable store sales, our margin rate was positively impacted.”

      Mr. Waller continued, “We have completed the liquidation sales in the 111 stores that we are closing. In addition, we have made positive progress with respect to our refinancing of the 11 1/4% Senior Notes and look forward to continuing our efforts to drive our business forward.”

Additional information

The Company intends to file and mail a proxy statement to its shareholders in connection with the refinancing of its 11 1/4% Senior Notes. Investors of the Company are urged to read the proxy statement when it becomes available because it will contain important information about the Company and the refinancing. Investors and security holders may obtain a free copy of the proxy statement (when it is available) at the SEC’s web site at www.sec.gov. A free copy of the proxy statement may also be obtained from the Company.

In addition to the proxy statement, the Company files annual, quarterly, and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements, and other information at the SEC’s public reference room located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC’s other public reference rooms located in New York and Chicago. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. These SEC filings are also available for free at the SEC’s web site at www.sec.gov. A free copy of these filings may also be obtained from the Company.

Information concerning participant

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders in favor of the refinancing. Information about the directors and executive officers of the Company may be found in the Company’s definitive proxy statement for its 2003 annual meeting of shareholders and in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2004. In addition, information regarding the interests of the Company’s officers and directors in the refinancing will be included in the proxy statement.

About Wilsons Leather

Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of May 1, 2004, Wilsons Leather operated 458 stores located in 45 states and the District of Columbia, including 334 mall stores, 107 outlet stores and 17 airport stores. The Company, which regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January, operated 229 seasonal stores in 2003.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: risks associated with our debt service, including our current inability to access our revolving credit facility or repay the 11 1/4% Senior Notes when due; our ability to exit store leases for the 111 liquidation stores; changes in customer shopping patterns; competition in our markets; economic downturns; failure of results of operations to meet expectations of research analysts; change in consumer preferences and fashion trends away from leather; reductions in our comparable store sales over the past three years; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; risks associated with estimates made in our critical accounting policies; seasonality of the business; dilution to our shareholders as a result of the refinancing; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; volatility of our common stock; war, acts of terrorism or the threat of either; and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

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7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 763.391.4535 fax wilsonsleather.com